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                                                        Exhibit 1


[LETTERHEAD OF KPMG LLP]


Securities and Exchange Commission
Washington, D.C.  20549

February 11, 2000

Ladies and Gentlemen:

We were previously principal accountants for Intermagnetics General Corporation and, under the date of July 16, 1999, except as to Note E, which is as of August 30, 1999, we reported on the consolidated balance sheets of Intermagnetics General Corporation and subsidiaries as of May 30, 1999 and May 31, 1998, and the related consolidated statements of operations, shareholders' equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended May 30, 1999. On February 7, 2000, our appointment as principal accountants was terminated. We have read Intermagnetics General Corporation's statements included under Item 4 of its Form 8-K dated February 11, 2000, and we agree with such statements, except that we are not in a position to agree or disagree with Intermagnetics General Corporation's statement that the change was approved by the board of directors, upon the recommendation of the audit committee.

Very truly yours,



/s/ KPMG LLP
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